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                                                                Exhibit 99.23(m)

                       RESERVE SHORT-TERM INVESTMENT TRUST
                                DISTRIBUTION PLAN

     The Distribution Plan (the "Plan") of Reserve Short-Term Investment Trust, on behalf of itself and each of its Series (the "Trust"), organized as a Delaware statutory trust, Reserve Management Co., Inc. and/or affiliates ("RMCI"), a New Jersey corporation, and Resrv Partners, Inc. ("RPI"), a New York corporation, all voting stock of which is owned by RMCI, which acts as the principal underwriter for the Trust.

     WHEREAS, this Plan shall be applicable to the classes of shares of Reserve Yield Plus (the "Fund"), a Series of the Trust, set forth on Schedule A and to such other classes and to such other series of the Trust (together with the Fund, each a "Series") as are added from time to time to Schedule A upon requisite approval by the Board and shareholders.

     WHEREAS, a substantial percentage of the Trust's assets may be derived through the efforts of such brokers or other persons receiving assistance (as defined herein) payments under this Plan. The likelihood is that such assets would not become or remain invested in the Trust should such assistance cease and the Trust's ratio of expenses to average net assets would thus increase with a corresponding decrease in the return to Trust shareholders. RMCI and the Trust will continue to make assistance payments, but the Trust's portion of such payments cannot exceed (when added to other Trust expenses subject to the Trust's (or a Series's) expense limitation) the Trust's (or a Series's) expense limitation.

     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants herein contained the Trust, RMCI on behalf of itself and its affiliates, and RPI agree that the following Plan is hereby adopted under Rule 12b-1 under the Investment Company Act of 1940 (the "Act"):

     1. RPI shall act as the principal underwriter of the Trust pursuant to a distribution agreement.

     2. RMCI and/or RPI may make payments for distribution assistance or other services ("assistance") from its resources as may be permitted by rules of the Securities and Exchange Commission to brokers (if qualified in RPI's sole discretion) or other persons (if qualified in RMCI's sole discretion), which have rendered assistance. The Trust will pay an amount (as a percentage of the average net asset value of the relevant Series, or class thereof, of the Trust) from the assets of the Series or class thereof to such brokers or other persons in return for assistance to the Trust by such brokers or other persons as specified on Schedule A. RMCI will make such payments either: (i) through the Trust and RPI, pursuant to distribution and service agreements, or (ii) through the Trust, pursuant to the terms of written agreements complying with Rule 12b-1 ("Rule 12b-1 Agreement"). Notwithstanding anything stated herein to the contrary, any payments made pursuant to this Plan shall cover any class of shares of a Series of the Trust subject to the rules and regulations of the Act.

     3. Quarterly in each year that this Plan remains in effect, the Trust's Controller or Treasurer shall prepare and furnish to the Board of Trustees of the Trust a written report, complying with the requirements of Rule 12b-1, of the amounts expended under the Plan and purposes for which such expenditures were made.

     4.   This Plan shall become effective upon approval by majority votes of
(a) the Trust's Board of Trustees and the Qualified Trustees (as defined in
Section 6), cast in person at a meeting called for the purpose of voting thereon and (b) the outstanding voting securities of the relevant Series of the Trust, as defined in Section 2(a)(42) of the Act.

     5. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and any related agreement are approved at least annually by a majority vote of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for

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the purpose of voting on such Plan. This Plan may not be amended in order to increase materially the amount of to be paid by a Series or class thereof under this Plan for distribution assistance and other services without shareholder approval of the relevant Series, or class thereof if the change relates to a particular class of the Trust in accordance with Section 4 hereof. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

     6. This Plan may be terminated with respect to any Series or any class thereof at any time by a majority vote of the trustees who are not interested persons (as defined in section 2(a)(19) of the Act) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees") or by vote of a majority of the outstanding voting securities of the relevant Series, or class thereof if the termination relates to a particular class of the Trust, as defined in section 2(a)(42) of the Act. The termination of this plan with respect to any one Series or class thereof shall not effect its ongoing effectiveness with respect to any other Series or class.

     7. In accordance with the Investment Company Act of 1940, while this Plan shall be in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons then in office.

     8. Any termination or non-continuance of (i) a services agreement by RPI with a particular broker or (ii) a Rule 12b-1 Agreement with a particular person shall have no effect on similar agreements (i) between other brokers and RPI or
(ii) with other persons pursuant to this Plan.

     9. Neither RPI nor RMCI is obligated by this Plan to execute a services agreement with a qualifying broker or a Rule 12b-1 Agreement with a qualifying person, respectively.

     10. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 6 hereof.

     11. RMCI and RPI understand and agree that the obligations of the Trust under this Plan are not binding upon any shareholder of the Trust or any Series personally, but bind only the Trust and the Trust's property. RMCI and RPI represent that they have notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder liability for acts or obligations of the Trust.

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                                   SCHEDULE A

               CLASS OF SHARES                     12b-1 FEES
               ---------------                     ----------
                      85                              .05%
                      R                               .30%
                      S                               .20%